Exhibit 10.8
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 09, 2003 (the “Effective Date”), by and between Agora Media Inc., a Delaware corporation, having offices at 45 Main Street, Suite 406, Brooklyn, New York 11201 (the “Company”) and Brian Cooper, an individual, residing at 5 Forte Drive, Old Westbury, NY 11568 (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ Employee and Employee desires to accept employment with the Company, subject to the terms and conditions set forth in this Agreement:
     NOW THEREFORE, in consideration of the above premises and mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:
     1. Employment.
     1.1 Title; Responsibility. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee to render services for the benefit of, and on behalf of, the Company. Employee shall, as the Chief Financial Officer of the Company, be responsible for the customary duties of a chief financial and administrative officer of the Company, including, without limitation, managing the financial affairs of the Company, leading the development of the Company’s financial procedures, and such other responsibilities as may be assigned by the Company’s Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Board”).
     1.2 Duties. Subject to the terms and conditions of this Agreement, Employee hereby accepts employment by the Company subject to the following requirements: (i) Employee shall devote his full business name, attention and energies to the performance of his duties. Employer shall report to the Company’s CEO, and perform such reasonable duties and exercise such powers commensurate with his position, as determined and assigned to him from time to time by the CEO.
     1.3 Terns. The Employee’s employment under this Agreement shall commence as of the date of the Effective Date and shall continue unless terminated in accordance with and subject to the provisions of Section 3 of this Agreement (the “Employment Term”).
     2. Compensation.
     2.1 Salary. Commencing on the Effective Date, the Company shall pay Employee a salary at the annual rate of one hundred twenty-five thousand ($125,000) dollars, less applicable federal and state withholdings. The salary, as set forth in this Section 2.1 of this Agreement (the “Salary”), shall be payable in accordance with the ordinary payroll practices of the Company. Upon the sooner to occur of: (i) March 1, 2004, or (ii) the Company generating gross income in excess of one million five hundred thousand ($1,500,000) dollars in any single month, Employee’s salary shall he increased to an annual rate of one hundred fifty thousand ($150,000) dollars.

     2.2 Bonus.
          (a) If, and when, a Change of Control Event (as hereafter defined) occurs to the Company, whereby the Company and/or its shareholders receive consideration payable in the form of cash or voting securities in excess of fifty million ($50,000,000) dollars, the Company shall pay to Employee a bonus equal to fifty thousand ($50,000) dollars. On each additional one million ($1,000,000) dollars received by the Company and/or its Shareholders upon the occurrence of a Change of Control Event, the Company shall pay to Employee an additional bonus of one thousand ($1,000) dollars.
          (b) On the one (1) year anniversary of this Agreement, the Company shall offer to Employee an additional bonus in the amount of twenty-five thousand ($25,000) dollars based on milestones, terms and conditions which the Company in good faith shall determine and implement. Until such time as the Company presents the bonus contemplated in this Section 2.2(b) to Employee in writing, it shall not he in effect and Employee shall have no to claim to it whatsoever.
     2.3 Benefits. Employee shall be emitted to participate in and receive benefits under any employee health, medical or other benefit plan or program of the Company available to other employees of the Company in similar positions, subject to the terms and conditions of such plan or program as may be amended from time to time by the respective provider or by the Company in its sole discretion.
     2.4 Vacation. During each calendar year, Employee shall be entitled to receive not less than four weeks of paid vacation and the same personal and sick days that are given to employees of the Company, subject in all events to the Company’s policies for its employees as in effect from time to time.
     2.5 Expenses. The Company shall reimburse Employee for all accurately documented out-of-pocket business expenses reasonably and necessarily incurred by Employee in furtherance of Employee’s performance of his duties to the Company during the term of his employment, in accordance with the Company’s policy relating to reimbursement of business expenses as in effect from time to time and as such policy may be amended from time to time.
     3. Termination of Employment.
     3.1 Employment at Will. The offer of employment being extended hereunder to Employee is for employment at-will. As a result, the Company and Employee may terminate this Agreement at any time, for any reason, subject to the terms and conditions provided herein. Nothing contained in this Agreement shall change the at-will nature of Employee’s employment with the Company, which is hereby confirmed.
     3.2 Severance.
          (a) Subject to Section 3.2(b) below, if the Employee’s employment is terminated following a Change of Control event, the Company shall pay to Employee an amount of money equal to six (6) months of Employee’s base salary, less applicable state and federal withholding (the “Severance”) and any accrued but unpaid salary or bonuses. For purposes of this Agreement, a “Change of Control Event” shall mean: (i) the acquisition by any individual, entity or group of a majority of the then outstanding voting-securities of the Company; (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election or nomination to the Board was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall he considered as though such individual were a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; (iv) or the approval of the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (b) The provisions of Section 3.2(a) notwithstanding, in the event Employee’s employment is terminated for cause, whether simultaneous with a Change of Control event or not, Employee shall not be permitted to receive the Severance provided above. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s willful or repeated failure to perform his duties under this Agreement; (ii) Employee commits a willful or intentional act that injures, or is reasonably likely to injure, the reputation or business of the Company or any of its affiliates; (iii) any material breach by Employee of his obligations under this Agreement; (iv) Employee’s Disability; (v) Employee’s conviction of, or pleading guilty or no contest to, a felony or a misdemeanor involving dishonesty or moral turpitude: or (vi) the commission by the Employee of an act of fraud or embezzlement, or any other act involving the misappropriation of funds or assets of the Company or any of its Affiliates; or (vii) Employee’s use of alcohol or illegal drugs which impairs Employee’s ability to perform his duties under this Agreement. For purposes of this Agreement, “Disability” shall refer to Employee’s inability to perform his material duties hereunder due to a physical or mental injury, incapacity or infirmity for ninety (90) days in any 365-day period.
     4. Restrictive Covenants.
     4.1 Nondisclosure.
          (a) During and after his employment with the Company, Employee agrees that he will not use, disclose, copy, retain or remove from the Company’s premises any confidential or proprietary information or trade secrets, including, but not limited to, lists and information pertaining to subscribers, potential subscribers, referrals, sources, employees, ideas, methods, procedures, techniques, written material and other know-how, developed or used in connection with the Company’s business belonging to the Company or any of its affiliates (collectively, “Confidential Information”). Confidential Information shall include, but not to be limited to, this Agreement, any subscriber and other material agreements, computer programs, mailing lists, computer runoffs, financial and other information of the Company and of its Affiliates. Confidential Information shall also include all information contained or stored in the confidential databases of the Company and its affiliates containing Confidential Information or other information of the Company or its affiliates (the “Database”).
          (b) Employee agrees that upon termination of employment with the Company, for whatever reason, Employee shall turn over to the Company all documents, papers or other material, including all copies thereof, in his possession or under his control which may constitute, contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Employee’s services to the Company whether or not such material is at the date of this Agreement in the Employee’s possession.
          (c) The Database is the properly of and confidential to the Company, its clients and affiliates and represents valuable, special and unique assets of the Company, access to and knowledge of which are essential to Employee’s duties under this Agreement. Employee shall take all precautions necessary to safeguard all Confidential information and/or information contained in or derived from the Database against unauthorized use or reproduction by third parties. Neither anything contained in this Agreement, nor Employee’s being given permission to access the Database from inside or outside the Company’s premises shall be deemed a waiver by the Company of any of the restrictions and provisions contained in this Section 4.1.

          (d) The foregoing restrictions of this Section 4.1 shall not apply to any Confidential Information or the Database which (i) is or becomes generally available to the public through no action by Employee; (ii) is or becomes available to Employee after the date of this Agreement from a source, who, to Employee’s knowledge, is not bound to a confidentiality agreement or similar restriction with the Company; or (iii) is disclosed by Employee pursuant to applicable federal, state or local laws or regulations or pursuant to subpoena or judicial order; provided, however, that Employee notifies the Company in writing of such regulation, subpoena or judicial order and provides the Company with adequate time to respond before he makes such disclosure.
     4.2 Non-Competition. Employee agrees that during the term of this Agreement and for one (1) year following the later of: (i) the date of termination, or (ii) the date of sale of all of Employee’s stock in the Company, Employee shall not alone, or together with another person or entity, directly or indirectly be involved us an owner, officer, director, member, partner, employee, independent contractor, agent, representative, shareholder, or otherwise receive any fees for services rendered, in or with respect to any person, entity, business or enterprise which engages in developing, distributing and licensing Internet-related subscription products in any or all geographic areas in which the business of the Company is then being conducted or for which plans or efforts have been made by the Company to commence doing business.
     4.3 Non-Solicitation of Company Business. Employee agrees that during the term of this Agreement and for one (1) year following the later of: (i) the date of termination, or (ii) the date of sale of all of Employee’s stock in the Company, Employee shall not alone, or together with another person or entity, directly or indirectly perform any act or engage in any activity which directly or indirectly interferes with any relationship between the Company and a person or entity who was at any time during the term of this Agreement an employee, subscriber, client, licensee, customer or account of the Company, including without limitation, The South Beach Diet, Dr. Weil, Beliefnet and the Left Behind Prophecy Club; or
     4.4 Non-Solicitation of Company Employees. Employee agrees that during the term of this Agreement and for one (1) year following the later of: (i) the date of termination, or (ii) the date of sale of all of Employee’s stock in the Company, Employee shall not alone, or together with another person or entity, directly or indirectly actively induce or attempt to induce any person who during the preceding six (6) month period was an agent, employee, officer or director of the Company to leave his or her employment or terminate his or her relationship with the Company.
     4.5 Conflicts of Interest. During the term of Employee’s employment, he will not enter into a relationship, agreement or arrangement (i) in which there is a reasonable likelihood of a conflict arising between Employee’s responsibilities to the Company and such relationship, agreement or arrangement, or (ii) which in any way restricts, hinders or encumbers the performance of Employee’s duties and obligations hereunder.
     4.6 Remedies.
          (a) Employee acknowledges and agrees that each of his agreements set forth in this Section 4 is reasonable and necessary to protect and preserve the trade secrets, Confidential Information, business, interests and properties of the Company, and in the event of a breach or anticipated breach of any of Employee’s covenants in this Agreement, the Company, shall be entitled to both temporary and permanent injunctions to prevent a breach of any of the Employee’s covenants in this Agreement. The Company also retains the right to seek other relief, including damages, which shall be the greater of the amount of the financial loss which the Company and/or its affiliates suffers as a result of a breach by the Employee or the amount of the financial gain which Employee or any person with whom Employee is associated, receives as a result of a breach by Employee. It is hereby provided that in the event of a breach by Employee of this Section 4, any affiliate of the Company has a right to seek relief for such breach as if such affiliate was a party to this Agreement.
          (b) If any court of competent jurisdiction shall determine any covenant set forth herein is unenforceable then such covenant shall not be terminated, but shall be deemed amended by substituting in its place and stead such restrictions as the court may deem reasonable under the circumstances and all other provisions of this Agreement shall survive such determination and shall inure to the benefit of the Company and its affiliates and their successors and assigns. if any clause or provision of this Agreement is held to be excessively broad, that provision shall thereafter be deemed limited in scope and application only to the extent necessary to preserve its enforceability under the law. If any provision of this Agreement is held entirely unenforceable, that provision shall be deemed severed therefrom, and the remaining provisions of this Agreement shall be enforceable and shall he construed independent of that provision.
          (c) The remedies contained herein are not exclusive, but are cumulative and the Company or its affiliates may pursue any and all other relief available to it in equity or in law.
          (d) The obligations of this Section 4 shall survive the expiration or termination of this Agreement.
     5. Intellectual Property. Any interest in patents, parent applications, inventions, copyrights, trademarks, service marks, trade names, developments or processes (collectively “Inventions”) which Employer during his employment with the Company, before or after the effective date of this Agreement, may own or develop which enhance the business of the Company shall be promptly and fully disclosed by Employee to the Company and shall exclusively belong to the Company. Employee shall, without any further consideration, execute all such assignments and other documents and take all such other action us the Company may reasonably request in order to vest in the Company all Employee’s right, title and interest in and to such Inventions, free and clear of all liens, charges and encumbrances. Employee agrees that he is an employee for hire of the Company with respect to any such Inventions.
     6. Further Assurances. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any step required to be taken as part of their respective obligations under this Agreement, including without limitation, the execution and delivery of all such other instruments and the taking of all such other actions as either party may reasonably request from time to time without payment of further consideration, in ender to effectuate the purposes of this Agreement.
     7. Miscellaneous.
          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (b) Governing Law & Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Each of the parties hereby acknowledges that the subject matter of this Agreement bears a substantial and significant relationship to the laws of the State of New York. Any and all disputes arising hereunder which the parties are unable to resolve within twenty (20) days shall be submitted for binding arbitration in accordance with the rules of the American Arbitration Association by a single arbitrator who has not less than ten (10) years of experience in the high-tech industry. The arbitration shall be conducted in the County of New York in the State of New York unless otherwise agreed by the parties.
          (c) Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) business day alter being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, provided that notices sent to the parties on a continent other than North America shall be sent via overnight courier, in each case to the intended recipient, at the address set forth in the Preamble to this Agreement, or at such other address or addresses as may have been furnished to the other parties hereto in writing by such party.
          (d) Complete Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings, covenants and obligations (including any fees or amounts owing and accrued thereunder) between the parties which relate to such subject matter hereof. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by each of the parties hereto.
          (e) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (f) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to he an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.
          (g) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.
          (h) Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the representatives, assigns and successors of the Company. The Company shall have the right to assign this Agreement and any successor shall be bound by all of the provisions of this Agreement, but neither this Agreement nor any rights or obligations under this Agreement shall he assignable or otherwise transferable by Employee.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

Agora Media Inc.

By: /s/ Benjamin Wolin Name: Benjamin Wolin	/s/ Brian Cooper Brian Cooper
Title: Chief Executive Officer